Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Greg Gadel, Executive Vice President and Chief Financial Officer

BUCA, Inc.

(612) 225-3423

ggadel@bucainc.com

BUCA, INC. Announces Second Quarter Results

Minneapolis (July 15, 2004) BUCA, Inc. (NASDAQ: BUCA) today announced total sales of $65.2 million for the thirteen weeks ended June 27, 2004, an increase of 0.4% as compared to sales of $65 million in the same period of fiscal 2003. The company reported a net loss of $3,907,000, or 19 cents per share, for the second quarter of fiscal 2004. Included in the net loss for the second quarter of fiscal 2004 was approximately $1.2 million of costs associated with the company’s lease termination activities and approximately $0.8 million of costs related to adverse insurance claim development and insurance reserve increases. In the second quarter of fiscal 2003, the company reported net income of $427,000, or three cents per share fully diluted. Weighted average common shares outstanding for the quarter ended June 27, 2004 were 20,146,232 as compared with fully diluted shares outstanding for the quarter ended June 29, 2003 of 16,731,309.

Peter Mihajlov, executive chairman and interim CEO of the company stated, “Our second quarter results were in line with our expectations previously announced on May 12. Our Buca di Beppo comparable restaurant sales were down 3.6% for the quarter and our Vinny T’s of Boston comparable restaurant sales were down 2.2% for the quarter. The comparable restaurant sales declines in the second quarter at both concepts were a result of a reduction in guest visits and both concepts experienced significant sales weakness during May and early June. However, comparable restaurant sales at both concepts have shown signs of improvement for the last four weeks ended July 11, 2004.

“The guest feedback from our ‘Buca Small’ initiative continues to be positive, with approximately 34% of our sales generated from these menu items in the second quarter,” Mihajlov continued. “We remain excited about this new menu strategy as well as our national brand-building campaign which began in the second quarter. This campaign combines our national USA Today ads with local media support in a majority of our major markets. We also plan to introduce a frequency oriented “eMarketing” program in the third quarter of fiscal 2004 in all of our restaurants.

“We successfully opened our first new Buca di Beppo restaurant in San Jose, CA in late May,” Mihajlov said. “This new restaurant has generated average weekly sales in excess of $70,000 per week since opening. We remain on track to open two other Buca di

Beppo restaurants in California during August and October and one new Vinny T’s of Boston in Manchester, Connecticut in September.”

For the six months ended June 27, 2004, the company reported sales of $131.7 million, an increase of 3.5% as compared to sales of $127.3 million in the same period of fiscal 2003. The company reported a net loss of $5,411,000, or 28 cents per share, for the first six months of fiscal 2004 as compared with net income of $1,525,000, or nine cents per share fully diluted, in the first six months of fiscal 2003. Weighted average common shares outstanding were 19,052,293 for the first six months of fiscal 2004, an increase from fully diluted shares outstanding in the first six months of fiscal 2003 of 16,693,209.

“Despite the fact that we started the third quarter with positive sales momentum, we expect that sales for the entire third quarter for both concepts will be flat to slightly negative, partially due to the expected sales reductions during the summer Olympic games, which begin in August,” Mihajlov said. “Given these sales expectations, we expect that our results for the third quarter of fiscal 2004 will be comparable to the third quarter of fiscal 2003, when we generated a pre-tax loss of approximately $3.1 million.”

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 105 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 29 states and the District of Columbia.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the expected number, timing and location of new restaurant openings in fiscal 2004, the timing of commencing our new eMarketing campaign and the expected third quarter fiscal 2004 sales and pre-tax losses.

The actual number, timing and location of new restaurant openings in fiscal 2004 is dependent upon a number of factors, including available capital, construction risks, timely receipt of any regulatory and licensing approvals, recruiting qualified operating personnel, general economic conditions of the country and the various regions of the country and the actual results of each brand. The actual timing of commencing our new eMarketing campaign could be delayed based upon results achieved in the test markets and changes in consumer preferences. The pre-tax loss and restaurant sales for the third quarter of fiscal 2004 could be higher or lower than projected due to changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions. Pre-tax loss could also be affected by higher or lower costs, including product and labor costs and the other expenses of running the company’s business.

These and other factors are discussed in more detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003 and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.

BUCA, Inc. & Subsidiaries Consolidated Statement of Operations (Unaudited, in thousands, except share and per share data)
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
Restaurant sales	$65,241	$64,971	$131,728	$127,316
Restaurant costs:
Product	16,272	15,830	32,754	30,872
Labor	22,446	21,790	45,403	42,515
Direct and occupancy	20,170	17,048	38,769	32,452
Depreciation and amortization	4,143	4,100	8,163	7,879

Total restaurant costs	63,031	58,768	125,089	113,718

Income from restaurant operations	2,210	6,203	6,639	13,598
General and administrative expenses	4,255	4,465	8,914	8,949
Pre-opening costs	287	651	456	1,535
Lease termination costs	1,171		1,172

Operating (loss) income	(3,503)	1,087	(3,903)	3,114
Interest income	23	34	49	59
Interest expense	(427)	(542)	(1,033)	(931)
Loss on early extinguishment of debt			(524)

(Loss) income before income taxes	(3,907)	579	(5,411)	2,242
Provision for income taxes		(152)		(717)

Net (loss) income	$(3,907)	$427	$(5,411)	$1,525

Net (loss) income per common share-basic	$(0.19)	$0.03	$(0.28)	$0.09

Weighted average shares outstanding	20,146,232	16,720,812	19,052,293	16,685,652

Net (loss) income per common share-fully diluted	$(0.19)	$0.03	$(0.28)	$0.09

Weighted average shares assumed outstanding	20,146,232	16,731,309	19,052,293	16,693,209

	Percentage of Sales
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
Restaurant sales (in thousands)	$65,241	$64,971	$131,728	$127,316
Restaurant costs:
Product	24.9%	24.4%	24.9%	24.2%
Labor	34.4%	33.5%	34.5%	33.4%
Direct and occupancy	30.9%	26.2%	29.4%	25.5%
Depreciation and amortization	6.4%	6.3%	6.2%	6.2%

Total restaurant costs	96.6%	90.5%	95.0%	89.3%

Income from restaurant operations	3.4%	9.5%	5.0%	10.7%
General and administrative expenses	6.5%	6.9%	6.8%	7.0%
Pre-opening costs	0.4%	1.0%	0.3%	1.2%
Lease termination costs	1.8%	0.0%	0.9%	0.0%

Operating (loss) income	(5.4)%	1.7%	(3.0)%	2.4%
Interest income	0.0%	0.1%	0.0%	0.0%
Interest expense	(0.7)%	(0.8)%	(0.8)%	(0.7)%
Loss on early extinguishment of debt	0.0%	0.0%	(0.4)%	0.0%

(Loss) income before income taxes	(6.0)%	0.9%	(4.1)%	1.8%
Provision for income taxes	0.0%	(0.2)%	0.0%	(0.6)%

Net (loss) income	(6.0)%	0.7%	(4.1)%	1.2%

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